Exhibit 3.4

AMENDED AND RESTATED

BY-LAWS

(Effective as of December 12, 2016) of

URBAN OUTFITTERS, INC.

(A Pennsylvania Business Corporation)

ARTICLE 1. MEETINGS OF SHAREHOLDERS

Section 1.01 Place of Meeting. Meetings of shareholders of the Corporation shall be held at such place, within the Commonwealth of Pennsylvania or elsewhere, as may be fixed from time to time by the Board of Directors. If no place is so fixed for a meeting, it shall be held at the Corporation’s then-principal executive office.

Section 1.02 Annual Meeting. There shall be an annual meeting of shareholders, unless the Board of Directors shall fix some other hour or date therefor, at 10:00 o’clock A.M. on the third Tuesday in May in each year, if not a legal holiday under the laws of Pennsylvania, and, if a legal holiday, then on the next succeeding secular day not a legal holiday under the laws of Pennsylvania, at which the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.

Section 1.03 Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors or by the Chairman of the Board. Business transacted at all special meetings shall be confined to the objects stated in the call and matters germane thereto.

Section 1.04 Notice of Meetings. Except as provided in Section 1707 of the Pennsylvania Business Corporation Law of 1988, written notice of every meeting of shareholders shall be given in any manner permitted by law, by or at the direction of the Secretary or such other person as is authorized by the Board of Directors to each shareholder of record entitled to receipt thereof, at least five days prior to the day named for the meeting, unless a greater period of notice is required by law in a particular case.

Section 1.05 Organization. At every meeting of the shareholders, the Chairman of the Board, or in his absence, the Chief Executive Officer, or in their absence, a chairman chosen by the shareholders, shall act as chairman; and the Secretary, or in his absence, a person appointed by the chairman, shall act as secretary.

Section 1.06 Voting. Except as otherwise specified herein or in the Articles of Incorporation or provided by law, whenever any corporate action is to be taken by vote of shareholders, it shall be authorized by a majority of the votes cast, in person or by proxy, at a duly organized meeting of shareholders by the holders of shares entitled to vote thereon.

Section 1.07 Notifications of Nominations and Proposed Business.

(a) Required Procedures. Subject to the rights of holders of any class or series of preferred shares, (a) nominations for the election of directors, and (b) business to be brought before any shareholder meeting may be made or proposed by or at the direction of the Chairman of the Board, the Chief Executive Officer or by the Board of Directors or a proxy committee appointed by the Board of Directors, or by any shareholder entitled to vote in the election of directors generally. However, any such shareholder may nominate one or more persons for election as directors at a meeting or propose business to be brought before a meeting, only if such shareholder has given timely notice in proper written form of intent to make such nomination or nominations or to propose such business. To be timely, a shareholder’s notice must be received by the Corporation not less than 70 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting (or, in the case of a special meeting, not earlier than the 90th day before such meeting and not later than the later of (i) the 70th day prior to such meeting and (ii) the 10th day following the day on which notice of the meeting was mailed or public announcement of the date of such meeting was made, whichever first occurs); provided, however, that if an Eligible Shareholder is nominating a Shareholder Nominee in accordance with Section 1.10 of these By-laws (each such capitalized term as defined in Section 1.10 and such a nomination a “Proxy Access Nominations”), then the provisions of Section 1.10 shall control. To be in proper written form, a shareholder’s notice to the Corporation shall set forth:

(i) the name and address of the shareholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed;

(ii) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to make the proposal to the meeting;

(iii) a representation that the shareholder will notify the Corporation in writing of the number and class of shares owned beneficially or of record by the shareholder and any Shareholder Associated Person as of the close of business on the record date for the meeting promptly, and in no event later than 10 days, following the later of the record date or the date on which notice of the record date is first publicly disclosed;

(iv) a description of all agreements, arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, or the business is to be proposed, and a representation that the shareholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the close of business on the record date for the meeting promptly, and in no event later than 10 days, following the later of the record date or the date on which notice of the record date is first publicly disclosed;

(v) such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or had the matter been proposed, or intended to be proposed by the Board of Directors;

(vi) if applicable, the consent of each nominee to serve as a director of the Corporation if so elected; and

(vii) the information required by Section 1.08, and a representation that the shareholder will notify the Corporation in writing of any changes in that information as of the close of business on the record date for the meeting promptly, and in no event later than 10 days, following the later of the record date or the date on which notice of the record date is first publicly disclosed.

(b) Effect of Failure to Comply. The chairman of the meeting shall refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures.

Section 1.08 Disclosure by Shareholders of Hedged Positions.

(a) Required Disclosures. A notice submitted by a shareholder under Section 1.07 must describe in reasonable detail, with respect to the shareholder and any Shareholder Associated Person:

(i) any Derivative Instrument directly or indirectly beneficially owned by the shareholder or a Shareholder Associated Person, or any other direct or indirect opportunity for the shareholder or Shareholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(ii) any interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

(iii) any hedging or other transaction or series of transactions that has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made by or on behalf of, a shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to any share of the Corporation.

(b) Definitions. As used in Section 1.07 and this Section 1.08, the following terms have the meanings indicated:

“Derivative Instrument” means an option, warrant, convertible security, stock appreciation right, or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of shares of the Corporation or otherwise.

“Shareholder Associated Person” of a shareholder means (i) any person controlling, controlled by, under common control with, or acting in concert with, the shareholder, (ii) any beneficial owner of shares of the Corporation owned of record or beneficially by the shareholder, (iii) any entity of which the shareholder is an employee, officer, member, partner, trustee, director or, except for entities the shares of which are registered under the Securities Exchange Act of 1934, a shareholder, and (iv) any person controlling, controlled by or under common control with, the Shareholder Associated Person.

Section 1.09 Determination of Shareholders of Record.

(a) Record Date for Meetings. The Board of Directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this subsection. When a determination of shareholders of record has been made as provided in this subsection for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

(b) Fixing Record Date for Purpose of Distributions. The Board of Directors of the Corporation may fix a time prior to the date of payment of a distribution as a record date for the determination of the shareholders entitled to be paid the distribution, which time shall be not more than 90 days prior to the date of payment. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this subsection.

(c) Record Date for Action by Written Consent. Before a shareholder may seek to have the shareholders authorize or take corporate action by written consent without a meeting, the shareholder must, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date for such consent. The request must include a brief description of the action proposed to be taken. The Board of Directors shall, within twenty days after the date on which such request is received, adopt a resolution fixing the record date. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and shall not be more than twenty days after the date on which the resolution fixing the record date is adopted by the Board of Directors.

(d) Fixing Record Date for Other Purposes. The Board of Directors of the Corporation may fix a time prior to an event or action other than a meeting of shareholders or payment of a distribution as a record date for the determination of shareholders with respect thereto, which time shall be not more than 90 days prior to the date of the event or action.

(e) Determination When a Record Date is Not Fixed. If a record date is not fixed:

(i) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given.

(ii) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(f) Certification by Nominee. The Board of Directors may adopt a procedure whereby a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons. Upon receipt by the Corporation of a certification complying with the procedure, the persons specified in the certification shall be deemed, for the purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the shareholder making the certification.

Section 1.10 Proxy Access for Director Nominations.

(a) Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of shareholders of the Corporation, subject to the provisions of this Section 1.10, the Corporation will include in its proxy statement and form of proxy for an annual meeting of shareholders, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by an Eligible Shareholder (as defined below) or group of up to 20 Eligible Shareholders that, as determined by the Board of Directors or its designee acting in good faith, has (individually and collectively, in the case of a group) satisfied all the requirements of, and procedures set forth in, this Section 1.10 (such Eligible Shareholder or a group of Eligible Shareholders, a “Nominating Shareholder”), and that expressly elects at the time of providing the notice required by this Section 1.10, including all of the information in Section 1.10(e) (the “Notice of Proxy Access Nomination”), to have its nominee included in the Corporation’s proxy materials pursuant to this Section 1.10. For the avoidance of doubt, in the event that a Nominating Shareholder consists of a group of Eligible Shareholders, any and all requirements and obligations applicable to an Eligible Shareholder or a Nominating Shareholder set forth in this Section 1.10 shall apply to each member of such group; provided, however, that the Required Shares provision shall apply to such group in the aggregate. Should any Eligible Shareholder withdraw from a group of Eligible Shareholders constituting a Nominating Shareholder at any time prior to the annual meeting of shareholders, the Nominating Shareholder shall be deemed to own only the shares held by the remaining Eligible Shareholders. Nothing in this Section 1.10 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Shareholder Nominee or Nominating Shareholder.

(i) For purposes of this Section 1.10, the following shall be treated as one Eligible Shareholder if such Eligible Shareholder provides, together with the Notice of Proxy Access Nomination, documentation satisfactory to the Board of Directors or its designee, acting in good faith, that demonstrates that it is (i) a group of funds under common management and investment control or (ii) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended). No Eligible Shareholder may be a member of more than one group of persons constituting a Nominating Shareholder under this Section 1.10 and, if any Eligible Shareholder appears as a member of more than one group, such Eligible Shareholder will be deemed to be a member of the group that has the largest ownership position as reflected in the Notice of Proxy Access Nomination.

(ii) For purposes of this Section 1.10, the “Required Information” that the Corporation will include in its proxy statement is (A) the information concerning the Shareholder Nominee and the Nominating Shareholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act and, (B) if the Nominating Shareholder so elects, a Statement (as defined below).

(iii) To be timely, the Required Information and Notice of Proxy Access Nomination must be received by the Secretary of the Corporation by the close of business at the principal executive offices of the Corporation no earlier than 150 days and no later than 120 days before the anniversary of the date that the Corporation mailed its definitive proxy statement for the previous year’s annual meeting of shareholders; provided, however, that in the event the annual meeting of shareholders is not scheduled to be held within a period that commences 30 days before and ends 60 days after the first anniversary date of the previous year’s annual meeting of shareholders (such meeting date referred to herein as an “Outside Meeting Date”), the Required Information and Notice of Proxy Access Nomination must be so delivered to and received by the Secretary of the Corporation no earlier than 180 days prior to and no later than the tenth day following the date such Outside Meeting Date is first publicly announced or disclosed. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Notice of Proxy Access Nomination and the Required Information as described above.

(b) The maximum number of Shareholder Nominees (including Shareholder Nominees that were submitted by a Nominating Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 1.10 that are either subsequently withdrawn or that the Board of Directors decides to nominate as director nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) 2 nominees or (ii) 25% of the directors in office as of the last day on which the Notice of Proxy Access Nomination may be delivered pursuant to, and in accordance with, this Section 1.10 (the “Final Proxy Access Nomination Date”), or, if such percentage is not a whole number, the closest whole number, rounding down, below 25% (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:

(i) the number of director candidates for which the Corporation shall have received one or more valid shareholder notices nominating director candidates pursuant to Section 1.07 (but not this Section 1.10) of these By-laws;

(ii) the number of directors in office or director candidates that, in either case, will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders, other than any such director referred to in this clause (ii) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms, but only to the extent the Permitted Number after such reduction with respect to this clause (ii) equals or exceeds one; and

(iii) the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously provided pursuant to this Section 1.10, other than any such director referred to in this clause (iii) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms.

In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number of Shareholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Nominating Shareholders pursuant to this Section 1.10 exceeds the Permitted Number, each Nominating Shareholder will select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of common shares of the Corporation each Nominating Shareholder disclosed as owned in the Notice of Proxy Access Nomination submitted to the Corporation. If the Permitted Number is not reached after each Nominating Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(c) For purposes of this Section 1.10, an Eligible Shareholder shall be deemed to “own” only those outstanding common shares of the Corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell, or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting, or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. An Eligible Shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the Eligible Shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has (i) delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement which is revocable at any time by the shareholder or (ii) loaned such shares, provided the shareholder has the power to recall such loaned shares on five (5) business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding common shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or its designee.

(d) An “Eligible Shareholder” is a person who has either (1) been the record holder of the number of common shares of the Corporation used to satisfy the eligibility requirements in this Section 1.10 continuously for at least 3 years (the “Minimum Holding Period”) as of the date the Notice of Proxy Access Nomination is received by the Corporation in accordance with this Section 1.10 or (2) provides to the Secretary of the Corporation evidence of continuous ownership of such shares for the Minimum Holding Period in a form that the Board of Directors or its designee, acting in good faith, determines acceptable. In order to make a nomination pursuant to this Section 1.10, a Nominating Shareholder must have owned (as defined above) at least 3% or more of the Corporation’s outstanding common shares (the “Required Shares”) continuously for at least the Minimum Holding Period, and the Nominating Shareholder must continue to own the Required Shares through the date of the annual meeting. For the avoidance of doubt, each Eligible Shareholder whose shares are aggregated for purposes of constituting a Nominating Shareholder must comply with the Minimum Holding Period.

(e) Within the time period specified in this Section 1.10 for delivering the Notice of Proxy Access Nomination, a Nominating Shareholder (including, for the avoidance of doubt, each Eligible Shareholder whose shares are aggregated for purposes of constituting a Nominating Shareholder) must provide the following information in writing to the Secretary of the Corporation: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite Minimum Holding Period) verifying that, as of a date within 7 calendar days prior to the date of the Notice of Proxy Access Nomination, the Nominating Shareholder owns, and has owned continuously, the Required Shares for the Minimum Holding Period, and the Nominating Shareholder’s agreement to provide, within 5 business days after (A) the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Shareholder’s continuous ownership of the Required Shares through the record date for the annual meeting and (B) the date of the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Shareholder’s continuous ownership of the Required Shares through the date of the annual meeting; (ii) an agreement to provide immediate notice if the Nominating Shareholder ceases to own the Required Shares at any time prior to the date of the annual meeting of shareholders; (iii) the information, representations, and agreements that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 1.07 of these By-Laws (but without regard to the time periods set forth in such Section); (iii) a copy of the Schedule 14N (or any successor form) relating to the Shareholder Nominee that has been completed and filed by the Nominating Shareholder with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act, as may be amended; (iv) the written consent of each Shareholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected; (v) a representation that the Nominating Shareholder (including, for the avoidance of doubt, each Eligible Shareholder whose shares are aggregated for purposes of constituting a Nominating Shareholder): (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (C) has not designated or nominated and will not designate or nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 1.10, (D) has not engaged and will not engage in, and has not been and will not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the Corporation’s annual meeting other than its Shareholder Nominee or a nominee of the Board, and (E) will not distribute to any shareholder or use any form of proxy for the annual meeting other than the form distributed by the Corporation; (vi) an undertaking that the Nominating Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Nominating Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation, (B) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, (C) provide facts, statements, and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (D) promptly provide the Corporation with copies of any solicitation or other communication with the Corporation’s shareholders relating to the annual meeting at which the Shareholder Nominee will be nominated that is exempt from filing with the Securities and Exchange Commission pursuant to applicable laws and regulations of the Commission and (E) indemnify and hold harmless the Corporation and each of its directors, officers, or employees arising out of the nomination process pursuant to this Section 1.10; and (vii) in the case of a Nominating Shareholder that consists of a group of Eligible Shareholders, the designation by all group members as evidenced by a written agreement provided to the Corporation signed by all group members of one Eligible Shareholder that is authorized to act on behalf of all members of the Nominating Shareholder with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(f) The Nominating Shareholder may provide to the Secretary, at the time the information required by this Section 1.10 is provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the

Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 1.10, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law or regulation.

(g) Within the time period specified in this Section 1.10 for providing a Notice of Proxy Access Nomination in accordance with the procedures set forth in this Section 1.10, a Shareholder Nominee must deliver to the Secretary of the Corporation at the principal executive offices of the Corporation, a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and executed agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in such questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected and serving as a director of the Corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, payment or other financial agreement, reimbursement, or indemnification in connection with such person’s nomination, service or action as a director that has not been disclosed in such questionnaire; and (iii) in such person’s individual capacity and on behalf of any person on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with, applicable law and all conflict of interest, confidentiality, and other policies and guidelines of the Corporation applicable to directors generally and publicly available (whether on the Corporation’s website or otherwise) as of the date of such representation and agreement. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Shareholder Nominee is independent under the listing standards of the principal U.S. securities exchange upon which the common shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors.

(h) In the event that any information or communications provided by the Nominating Shareholder or the Shareholder Nominee to the Corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Nominating Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

(i) The Corporation shall not be required to include, pursuant to this Section 1.10, a Shareholder Nominee in its proxy materials for any annual meeting of shareholders (i) for which the Secretary of the Corporation receives a notice that any shareholder has nominated any person for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director set forth in Section 1.07 of these By-Laws; (ii) if the Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board; (iii) who is not independent under the listing standards of the principal U.S. securities exchange upon which the common shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board; (iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. securities exchanges upon which the common shares of the Corporation are traded, or any applicable state or federal law, rule, or regulation; (v) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914; (vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years; (vii) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended; (viii) who serves as a director at more than four other public companies; (ix) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof; or (x) the Nominating Shareholder or applicable Shareholder Nominee fails to comply with its obligations pursuant to this Section 1.10.

(j) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the meeting of shareholders shall declare a nomination by a Nominating Shareholder to be invalid, and such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Shareholder Nominee(s) and/or the applicable Nominating Shareholder shall have breached any of its or their obligations, agreements, or representations under this Section 1.10, as determined by the Board of Directors or the chairman of the meeting or (ii) the Nominating Shareholder (or a qualified representative thereof) does not appear at the meeting of shareholders to present any nomination pursuant to this Section 1.10.

(k) Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but withdraws from or becomes ineligible or unavailable for election at any such annual meeting will be ineligible to be a Shareholder Nominee pursuant to this Section 1.10 for the next two annual meetings of shareholders.

ARTICLE 2. DIRECTORS

Section 2.01 Number. The number of directors of the Corporation shall be such number as shall be designated from time to time by resolution of the Board of Directors.

Section 2.02 Classes and Term of Office. Except as otherwise provided herein, the directors of the Corporation shall be elected at each annual meeting of the shareholders to hold office until the next year’s annual meeting. Each director shall serve until his successor is elected and qualified or until his earlier death, resignation or removal.

Section 2.03 Resignations. Any director may resign at any time by giving written notice to the Board of Directors, the Chief Executive Officer or the Secretary. The resignation shall be effective upon receipt thereof or at such subsequent time as may be specified in the notice of resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.04 Annual Meeting. Immediately after each annual election of directors, the Board of Directors shall meet for the purpose of organization, election of officers, and the transaction of other business, at the place where such election of directors was held. Notice of such meeting need not be given. In the absence of a quorum at said meeting, the same may be held at any other time and place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

Section 2.05 Regular Meetings. Regular meetings of the Board of Directors shall be held on the 3rd Tuesday of each February, May, August and November or at such other time and place as shall be designated from time to time by the Board. Notice of such meetings need not be given. If the date fixed for any such regular meeting be a legal holiday under the laws of the State where such meeting is to be held, then the same shall be held on the next succeeding secular day not a legal holiday under the laws of said State, or at such other time as may be determined by resolution of the Board. At such meetings the directors may transact such business as may be brought before the meeting.

Section 2.06 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, by the Chief Executive Officer or by two or more of the directors, and shall be held at such time and place as shall be designated in the call for the meeting. Notice of each special meeting shall be given by or at the direction of the person or persons authorized to call such meeting to each director at least one day prior to the day named for the meeting.

Section 2.07 Organization. Every meeting of the Board of Directors shall be presided over by the Chairman of the Board, if present, and, if not, the Chief Executive Officer, or in the absence of the Chairman of the Board and the Chief Executive Officer, a chairman chosen by a majority of the directors present. The Secretary, or in his absence, a person appointed by the chairman, shall act as secretary.

ARTICLE 3. COMMITTEES

Section 3.01 The Board of Directors may establish one or more committees to consist of one or more directors of the Corporation. Any committee, to the extent provided by the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors except that a committee shall not have any power or authority as to the following: (i) the submission to shareholders of any action requiring approval of shareholders under the

Pennsylvania Business Corporation Law of 1988; (ii) the creation or filling of vacancies in the Board of Directors; (iii) the adoption, amendment or repeal of the By-Laws; (iv) the amendment or repeal of any resolution of the Board that by its terms is amendable or repealable only by the Board; (v) action on matters committed by the By-Laws or resolution of the Board of Directors to another committee of the Board.

ARTICLE 4. OFFICERS

Section 4.01 Number. The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary and a Treasurer, and may include a Chairman of the Board and one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may authorize from time to time.

Section 4.02 Qualifications. The Chief Executive Officer, President and Secretary shall be natural persons of full age. The Treasurer may be a corporation, but if a natural person shall be of full age.

Section 4.03 Election and Term of Office. The officers of the Corporation shall be elected or appointed by the Board of Directors and each shall serve at the pleasure of the Board.

Section 4.04 Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the President or the Secretary. The resignation shall be effective upon receipt thereof or at such subsequent time as may be specified in the notice of resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.05 Chairman of the Board. If there is a Chairman of the Board, he shall preside at the meetings of the Board and at meetings of shareholders. Such Chairman of the Board shall also perform such other duties as may be specified by the Board from time to time and as do not conflict with the duties of the Chief Executive Officer.

Section 4.06 The Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general supervision over the business and operations of the Corporation with all such powers with respect to such business and operations as may be reasonably incident to such responsibilities, subject, however, to the control of the Board of Directors. He shall sign, execute, and acknowledge, in the name of the Corporation, deeds, mortgages, bonds, contracts, and other instruments authorized by the Board, except in cases where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Corporation; and, in general, he shall perform all duties incident to the office of Chief Executive Officer, and such other duties as from time to time may be assigned to him by the Board. In addition, the Chief Executive Officer shall preside at meetings of shareholders in the absence of the Chairman of the Board and shall preside at meetings of the Board of Directors in the absence of the Chairman of the Board.

Section 4.07 The President. The President shall assist the Chief Executive Officer of the Corporation in the general supervision over the business and operations of the Corporation with all such powers with respect to the management of such business and operations as may be reasonably incident to such responsibilities, subject, however, to the control of the Board of

Directors. He may sign, execute, and acknowledge, in the name of the Corporation, deeds, mortgages, bonds, contracts, and other instruments authorized by the Board, except in cases where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Corporation; and, in general, he shall perform all duties incident to the office of President, and such other duties as from time to time may be assigned to him by the Board of Directors. Unless otherwise provided by the Board of Directors or these By-Laws, the President shall exercise the powers of the Chief Executive Officer during his absence or inability to act. Any action taken by the President in the performance of the duties of the Chief Executive Officer shall be conclusive evidence of the absence or inability of the Chief Executive Officer to act at the time such action was taken. In addition, if designated by the Board of Directors, he shall preside at meetings of shareholders and directors in the absence of the Chairman of the Board and the Chief Executive Officer.

Section 4.08 The Vice Presidents. In the absence or disability of the President or when so directed by the President, any Vice President designated by the Board of Directors may perform all the duties of the President, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President; provided, however, that no Vice President shall act as a member of or as chairman of any committee of the Board of which the President is a member or chairman by designation or ex-officio, unless such Vice President is a member of the Board of Directors and has been designated expressly by the Board as the alternate to the President for purposes of service on such committee. The Vice Presidents shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors, the Chief Executive Officer, or the President.

Section 4.09 The Secretary. The Secretary shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the Board of Directors in a book or books to be kept for that purpose; he shall see that notices of meetings of the Board and shareholders are given and that all records and reports are properly kept and filed by the Corporation as required by law; he shall be the custodian of the seal of the Corporation and shall see that it is affixed to all documents to be executed on behalf of the Corporation under its seal; and, in general, he shall perform all duties incident to the office of Secretary, and such other duties as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer, or the President.

Section 4.10 Assistant Secretaries. In the absence or disability of the Secretary or when so directed by the Secretary, any Assistant Secretary may perform all the duties of the Secretary, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. The Assistant Secretaries shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors, the Chief Executive Officer, the President, or the Secretary.

Section 4.11 The Treasurer. The Chief Financial Officer shall perform all the duties of Treasurer if a separate Treasurer has not been designated. The Treasurer shall have charge of all receipts and disbursements of the Corporation and shall have or provide for the custody of its funds and securities; he shall have full authority to receive and give receipts for all money due and payable to the Corporation, and to endorse checks, drafts, and warrants in its name and on its behalf and to give full discharge for the same; he shall deposit all funds of the Corporation, except such as may be required for current use, in such banks or other places of deposit as the Board of Directors may from time to time designate; and, in general, he shall perform all duties incident to the office of Treasurer and such other duties as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer, or the President.

Section 4.12 Assistant Treasurers. In the absence or disability of the Treasurer or when so directed by the Treasurer, any Assistant Treasurer may perform all the duties of the Treasurer, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors, the Chief Executive Officer, the President, or the Treasurer.

ARTICLE 5. INDEMNIFICATION AND LIABILITY OF DIRECTORS AND OFFICERS

Section 5.01 Personal Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director’s liability for monetary damages may not be limited.

Section 5.02 Indemnification. The Corporation shall indemnify any person who was or is a party to or witness in, or is threatened to be made a party to or a witness in, any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 5.03 Advancement of Expenses. Expenses incurred by an officer or director of the Corporation in connection with participating in a civil or criminal action, suit or proceeding as described in Section 5.02 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

Section 5.04 Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation’s Articles of Incorporation, any insurance or other agreement, vote of shareholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 5.05 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these By-Laws.

Section 5.06 Security Fund; Indemnity Agreements. By action by the Board of Directors (notwithstanding their interest in the transaction) the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its directors, officers, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article.

Section 5.07 Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Article shall be in the nature of a contract between the Corporation and each such director or officer, and no amendment or repeal of any provision of this Article, and no amendment or termination of any trust or other fund created pursuant to Section 5.06, shall alter, to the detriment of such director or officer, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Section 5.08 Exception. Notwithstanding anything in this Article 5 to the contrary, the Corporation shall not be obligated to indemnify any person under Section 5.02 or advance expenses under Section 5.03 with respect to an action, suit or proceeding commenced by such person, other than mandatory counterclaims, affirmative defenses or to enforce the right to indemnification under Section 5.02 or advancement of expenses under Section 5.03.

ARTICLE 6. BORROWING, DEPOSITS, PROXIES, ETC.

Section 6.01 Borrowing, etc. No officer, agent or employee of the Corporation shall have any power or authority to borrow money on its behalf, to pledge its credit, or to mortgage or pledge its real or personal property, except within the scope and to the extent of the authority delegated by resolution of the Board of Directors. Authority may be given by the Board for any of the above purposes and may be general or limited to specific instances.

Section 6.02 Deposits and Investments. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositaries, or invested in such manner, as the Board of Directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by, and all such investments shall be disposed of only by, such one or more officers or employees as the Board shall from time to time determine.

Section 6.03 Proxies. Unless otherwise ordered by the Board of Directors, any officer of the Corporation may appoint an attorney or attorneys (who may be or include such officer himself), in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation or other entity, any of whose shares or other securities are held by or for the Corporation, at meetings of the holders of the shares or other securities of such other corporation or other entity, or, in connection with the ownership of such shares or other securities, to consent in writing to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its seal such written proxies or other instruments as the officer may deem necessary or proper in the premises.

ARTICLE 7. SHARE CERTIFICATES; TRANSFER

Section 7.01 Share Certificates. Share certificates in the form prescribed by the Board of Directors, shall be signed by the Chief Executive Officer, the President or a Vice President and by the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer of the Corporation, but such signatures may be facsimiles, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer because of death, resignation, or otherwise, before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

Section 7.02 Transfer of Shares. The Corporation or a Registrar or Transfer Agent of the Corporation shall maintain books in which the ownership and transfer of the Corporation’s shares shall be definitively registered. Transfer of share certificates and the shares represented thereby shall be made only on the books of the Corporation by the owner thereof or by the owner’s attorney thereunto authorized, by a power of attorney duly executed and filed with the Secretary or a Transfer Agent of the Corporation, and on surrender of the share certificates.

Section 7.03 Transfer Agent and Registrar, Regulations. The Corporation may, if and whenever the Board of Directors so determines, maintain, in the Commonwealth of Pennsylvania, or any other state of the United States, one or more transfer offices or agencies, each in charge of a Transfer Agent designated by the Board, where the shares of the Corporation shall be transferable, and also one or more registry offices, each in charge of a Registrar (which may also be a Transfer Agent) designated by the Board, where such shares shall be registered; and no certificates for shares of the Corporation in respect of which a Transfer Agent shall have been designated shall be valid unless countersigned by such Transfer Agent and no certificates for shares of the Corporation in respect of which a Registrar shall have been designated shall be valid unless registered by such Registrar. The Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of its shares.

Section 7.04 Lost, Destroyed and Mutilated Certificates. The Board of Directors, by standing resolution or by resolutions with respect to particular cases, may authorize the issue of new share certificates in lieu of share certificates lost, destroyed or mutilated, upon such terms and conditions as the Board may direct.

ARTICLE 8. MISCELLANEOUS

Section 8.01 Non-Applicability of Certain Provisions of Law. The provisions of Section 2538(a) and Subchapters E, F, G and H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, and any corresponding provisions of succeeding law, shall not be applicable to the Corporation.

Section 8.02 Fiscal Year. The fiscal year of the Corporation ends on the 31st day of January in each year.

ARTICLE 9. AMENDMENTS

Section 9.01 Except as otherwise provided by the Business Corporation Law of 1988, the authority to adopt, amend and repeal these By-Laws is expressly vested in the Board of Directors, subject to the power of the shareholders to change such action. No provision of these By-Laws shall vest any property right in any shareholder as such.